As filed with the Securities and Exchange           Registration No. ___________
Commission on February 21, 2003
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ______________

                          UNISOURCE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


            ARIZONA                                      86-0786732
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             ONE SOUTH CHURCH AVENUE
                                   SUITE 1820
                             TUCSON, ARIZONA, 85701
                                 (520) 571-4000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Kevin P. Larson                               J. Anthony Terrell, Esq.
   UniSource Energy Corporation                            John T. Hood, Esq.
One South Church Avenue, Suite 1820                    Thelen Reid & Priest LLP
      Tucson, Arizona  85701                               875 Third Avenue
          (520) 571-4000                               New York, New York  10022
                                                            (212) 603-2000
       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                 ______________

                Approximate date of commencement of proposed sale
                        of the securities to the public:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 ______________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE       AGGREGATE           AMOUNT OF
         TO BE REGISTERED             REGISTERED      PER UNIT(1)      OFFERING PRICE(1)   REGISTRATION FEE
===========================================================================================================
Common Stock, no par value            4,000,000         $16.45           $65,800,000          $6,054
===========================================================================================================
Preferred Share Purchase Rights(2)    4,000,000           N/A                N/A                 N/A
===========================================================================================================

(1) Solely for the purpose of calculating the registration fee pursuant to Rule 457(c), the proposed maximum offering price has been determined on the basis of the average of the high and low prices per share for the Common Stock on February 19, 2003 as reported in the consolidated reporting system for securities traded on the New York Stock Exchange.
(2) Since no separate consideration is paid for the Preferred Share Purchase Rights (the Rights), the registration fee for such securities is included in the fee for the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 Subject to Completion, Dated February 21, 2003

P R O S P E C T U S
-------------------


                                4,000,000 SHARES
                          UNISOURCE ENERGY CORPORATION

                                  COMMON STOCK
                                WITHOUT PAR VALUE
                                 ______________


     By this prospectus, UniSource Energy may offer from time to time up to 4,000,000 shares of its common stock and the attached preferred share purchase rights. In this prospectus, we refer to the common stock and the attached preferred share purchase rights together as the "Shares."

     UniSource Energy's common stock is listed on the New York Stock Exchange and the Pacific Exchange. The ticker symbol is: UNS.

     One or more supplements to this prospectus will indicate the amount and terms of each offering of Shares, including the offering price. UniSource Energy may sell its Shares to or through underwriters, dealers or agents or directly to one or more purchasers.

          You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                                 ______________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS ________, 2003.


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Important Information About This Prospectus....................................1

Where You Can Find More Information............................................2

UniSource Energy...............................................................3

Use Of Proceeds................................................................5

Description Of Capital Stock...................................................5

Plan Of Distribution..........................................................10

Forward-Looking Statements....................................................11

Experts.......................................................................12

Legal Matters.................................................................13


                   IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission (SEC). We may sell the Shares described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the Shares. Each time we offer Shares, we will provide a supplement to this prospectus that contains specific information about the terms of such offering of the Shares. The supplement may also add, update or change information contained in this prospectus.

     In addition to the information contained in this prospectus and the applicable supplement, this prospectus incorporates by reference important business and financial information about UniSource Energy that is not included in or delivered with this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

     You should rely only on the information contained or incorporated by reference in this prospectus and the applicable supplement. We have not authorized any other person to provide you with different information. You should not assume that the information contained or incorporated in this prospectus as of any time after the date of this prospectus or, if later, the date of an incorporated document, is accurate because our business, financial condition or results of operations may have changed since that date.

     We are not making an offer to sell any securities in any jurisdiction where an offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     UniSource Energy Corporation (UniSource Energy) files reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain further information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, such as UniSource Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information concerning UniSource Energy at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 or the Pacific Exchange, Inc. at 301 Pine Street, San Francisco, California 94104. You may also obtain information from the UniSource Energy Internet site at http://www.unisourceenergy.com (which is not intended to be an active hyperlink). The information on our website is not incorporated by reference into this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about UniSource Energy.

     o    Annual Report on Form 10-K for the year ended December 31, 2001

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002

     o Current Reports on Form 8-K dated, respectively, August 9, 2002, November 1, 2002 and November 27, 2002

     We are also incorporating by reference additional documents that UniSource Energy files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of this prospectus and all documents that UniSource Energy files with the SEC pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement.

     UniSource Energy will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at UniSource Energy Corporation, P.O. Box 711, Tucson, Arizona 85702, Attention: Records and Library Services, Telephone: (520) 745-3349.

                                UNISOURCE ENERGY

     UniSource Energy is a holding company that owns the outstanding common stock of Tucson Electric Power Company (TEP), Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development Company (UED). References in this prospectus to "we" and "our" are to UniSource Energy.

TEP

     TEP is our principal subsidiary and represents most of our assets. TEP is a vertically integrated utility that provides regulated electric service to over 355,000 retail customers in its service territory. This service territory consists of a 1,155 square mile area of Southeastern Arizona with a population of approximately 891,000 in the greater Tucson metropolitan area in Pima County, as well as parts of Cochise County. TEP holds a franchise to provide electric distribution service to customers in the City of Tucson. This franchise expires in 2026. TEP also sells electricity to other utilities and power marketing entities in the western U.S. At December 31, 2002, TEP owned or leased 2,002 MW of net generating capability.

     The Federal Energy Regulatory Commission (FERC) and the Arizona Corporation Commission (ACC) regulate portions of TEP's utility accounting practices and electricity rates. The FERC regulates the terms and prices of TEP's sales to other utilities and resellers. The ACC has authority over certain rates charged to retail customers, the issuance of securities, and transactions with affiliated parties.

MILLENNIUM

     Millennium's assets comprised approximately 6% of the consolidated assets of UniSource Energy at December 31, 2001. Through its affiliates, Millennium holds investments in the following subsidiaries including:

     o Global Solar Energy, Inc., a developer and manufacturer of flexible thin-film photovoltaic cells. Target markets for its products include military, space and commercial applications.

     o    Infinite Power Solutions, Inc., a developer of thin-film batteries.

     o MicroSat Systems, Inc., a developer of small-scale satellites, focusing on research and development activities related to government contracts.

UED

     UED, established in 2001, is the developer of the expansion project at the Springerville Generating Station.

EFFECT OF HOLDING COMPANY STRUCTURE

     Since UniSource Energy is a holding company, substantially all of the assets shown on UniSource Energy's consolidated balance sheet are held by its subsidiaries. Accordingly, UniSource Energy's earnings and cash flow and its ability to meet its obligations are dependent upon the earnings and cash flows of such subsidiaries and the distribution or other payment of such earnings to UniSource Energy. The subsidiaries are separate and distinct legal entities and have no obligation to make any such distribution or other payment to UniSource Energy and may do so only after they satisfy their debt obligations and any preferred stock requirements, and comply with any statutory or contractual limitations.

     Any shares of UniSource Energy common stock which may be offered by this prospectus are, by definition, junior to claims of UniSource Energy's creditors including, but not limited to, holders of debt securities that may be issued or guaranteed by UniSource Energy and, as discussed above, to the claims of creditors of UniSource Energy's subsidiaries. In addition, our articles of incorporation permit us to issue preferred stock. Before we can pay dividends on our common stock, we must satisfy our current debt obligations and any preferred stock requirements, and comply with any statutory or contractual limitations.

     UniSource Energy's Board of Directors periodically reviews our dividend level, taking into consideration a number of factors including our results of operations and financial condition, general economic and competitive conditions and the earnings and cash flows of our subsidiary companies, TEP, Millennium and UED. As discussed above, TEP is our principal subsidiary and represents most of our assets. TEP pays dividends on its common stock after its Board of Directors declares them. TEP has certain restrictions on paying dividends, as listed below:

     o TEP's Credit Agreement provides that TEP can pay dividends if it maintains compliance with the TEP Credit Agreement and certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth, and so long as the dividends and certain investments in affiliates would not exceed 65% of TEP's net income.

     o The ACC order which authorized TEP to form UniSource Energy as a holding company provides that TEP can pay dividends so long as the dividends do not exceed 75% of TEP's earnings until its equity ratio equals 37.5% of total capital (excluding capital lease obligations).

     o The Federal Power Act states that TEP cannot pay dividends out of funds that are properly included in the capital account.

     Millennium and UED have no dividend restrictions.

     UniSource Energy's principal executive offices are located at One South Church Avenue, Suite 1820, Tucson, Arizona 85701. The telephone number is (520) 571-4000.

                                 USE OF PROCEEDS

     As more particularly described in the prospectus supplement relating to each issuance of Shares, we will use the net proceeds from the sale of the Shares offered by this prospectus for general corporate purposes, including making loans and/or capital contributions to our subsidiaries.

     The ACC has issued an order which, unless waived, requires that we invest 30% of any proceeds of equity issuances by UniSource Energy in TEP until TEP has 37.5% equity.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, of which 75,000,000 shares are common stock without par value, and 1,000,000 shares are preferred stock without par value (Preferred Stock). As of February 14, 2003, there were 33,582,976 shares of common stock outstanding and no shares of Preferred Stock outstanding.

     The following is a summary of certain rights and privileges of the holders of the Shares. This summary does not purport to be complete. The following information is qualified in its entirety by reference to UniSource Energy's Restated Articles of Incorporation and shareholder rights plan and to the laws of the State of Arizona.

COMMON STOCK

     Dividend Rights. UniSource Energy may pay dividends on shares of common stock out of any funds legally available for payment, when and as declared by our Board of Directors. Payment of dividends may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

     Liquidation Rights. In the event of any dissolution or other winding up of UniSource Energy, whether voluntary or involuntary, the assets of UniSource Energy available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the common stock. Those distributions may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

     Voting Rights. All voting power is vested in the holders of the common stock, except as otherwise specified with respect to the Preferred Stock, or any series of Preferred Stock. With respect to the election of directors and each other matter coming before any meeting of shareholders, each holder of the common stock shall be entitled to one (1) vote for each share of such stock outstanding in the name of that holder on the books of UniSource Energy.

     Miscellaneous. The common stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding common stock is fully paid and non-assessable.

PREFERRED STOCK

     Our Board of Directors has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

PREFERRED SHARE PURCHASE RIGHTS

     General. On March 5, 1999, UniSource Energy adopted a shareholder rights plan. Under that plan, we will grant one preferred share purchase right (Right) on each outstanding share of common stock to holders of common stock outstanding on April 1, 1999 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 5, 1999 (the Rights Agreement), between UniSource Energy and The Bank of New York, as Rights Agent. The following statements are qualified in their entirety by reference to the Rights Agreement.

     Each Right will entitle the registered holder, subject to regulatory approvals and other specified conditions, to purchase one ten-thousandth of a share of Preferred Stock, Series X, without par value, of UniSource Energy (the Series X Preferred Stock), at a purchase price of $50.00 (the Purchase Price).

     Distribution of Rights. We have distributed one Right to shareholders of UniSource Energy for each share of common stock owned of record by them at the close of business on April 1, 1999. Until the earliest of:

     o such time as any person or group acquires 15% or more of the outstanding shares of common stock,

     o    March 31, 2009 or

     o    the redemption of the Rights,

we will issue one Right with each share of common stock that is issued after April 1, 1999 so that all shares of common stock will have attached Rights. We have initially authorized and reserved 10,000 shares of Preferred Stock for issuance upon exercise of the Rights.

     Exercise. The Rights will be exercisable only if a person or group:

     o    acquires 15% or more of the outstanding shares of common stock or

     o commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

     Until that time the Rights will be evidenced by and will trade with the shares of common stock. The Rights will expire on March 31, 2009 unless we first redeem or exchange them, in each case as described below.

     The purchase of stock pursuant to the Rights may be subject to regulatory approval and other specified conditions. Under no circumstance will the person or group that acquired 15% of the common stock be entitled to exercise Rights.

     "Flip-in". If any person or group acquires 15% or more of the outstanding shares of common stock, each Right will entitle its holder to purchase that number of shares of common stock or, at the option of UniSource Energy, Preferred Stock which has a market value at that time of twice the Purchase Price.

     "Flip-over". In addition, in the event that any person or group has acquired 15% or more of the outstanding shares of common stock and UniSource Energy

     o    consolidates or merges with or into, or

     o    sells 50% or more of its assets or earning power to,

any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.

     Exchange. If a person or group acquires more than 15% but less than 50% of the outstanding shares of common stock, we may exchange each outstanding Right for one share of common stock or cash, securities or other assets having a value equal to the market value of one share of common stock. That exchange may be subject to regulatory approval.

     Redemption. We may redeem the Rights, at a redemption price of $0.001 per Right, at any time until any person or group has acquired 15% or more of the outstanding shares of common stock.

     Certain Adjustments. The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution:

     o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

     o if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

     o upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. We will not issue fractional shares of Series X Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, we will make an adjustment in cash based on the market price of the Series X Preferred Stock on the last trading date prior to the date of exercise.

     Amendment. We may amend the Rights Agreement in any respect until any person or group has acquired 15% or more of the outstanding shares of common stock. Thereafter, we may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

ARIZONA BUSINESS COMBINATION STATUTE

     General. The Arizona business combination statute would limit our ability to engage in Business Combinations with Interested Shareholders (each as defined below).

     "Business Combination" means any (A) merger or consolidation of UniSource Energy or any UniSource Energy subsidiary with an Interested Shareholder, (B) exchange of shares of UniSource Energy common stock or any UniSource Energy subsidiary for shares of an Interested Shareholder, or (C) sale, lease, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of UniSource Energy.

     "Interested Shareholder" means any person other than UniSource Energy or a UniSource Energy subsidiary that is either (A) a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding UniSource Energy common stock or (B) an affiliate of UniSource Energy who at any time during the three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding UniSource Energy common stock.

     "Share Acquisition Date" means the date that a person first becomes an Interested Shareholder of UniSource Energy.

     Business Combinations Within Three Years After Share Acquisition Date. For three years after an Interested Shareholder's Share Acquisition Date, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless, before the Interested Shareholder's Share Acquisition Date, a committee of disinterested directors approved either:

     o    the Business Combination; or

     o the acquisition of common stock made by the Interested Shareholder on the Interested Shareholder's Share Acquisition Date.

     Business Combinations More Than Three Years After Share Acquisition Date. If a committee of disinterested directors has not approved the Business Combination or the acquisition of common stock as provided above, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless:

     o the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date, and before the Share Acquisition Date, the UniSource Energy Board of Directors approved either

          o    the Business Combination; or

          o the acquisition of common stock made by the Interested Shareholder on the Share Acquisition Date; or

     o the Business Combination is approved no earlier than three years after the Interested Shareholder's Share Acquisition Date by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares of common stock beneficially owned by the Interested Shareholder or any affiliate thereof); or

     o the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date and meets certain specified conditions designed to ensure against discriminatory pricing.

ARIZONA CONTROL SHARE ACQUISITION STATUTE

     General. The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of UniSource Energy under certain circumstances in a control share acquisition (as defined below).

     Control Share Acquisition means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of UniSource Energy common stock that would, but for the limitations in the control share acquisition statute, entitle the acquiring person to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33-1/3%, (B) at least 33-1/3% but less than or equal to 50% and (C) over 50%.

     Information Statement. Within ten days after a Control Share Acquisition, the acquiring person must deliver to the corporation an information statement specifying, among other things, the range of voting power in the election of directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of "excess" shares (referred to below).

     Limitation on Voting Rights of "Excess" Shares. To the extent that shares of UniSource Energy common stock acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such "excess" shares will have the same voting rights as other shares of UniSource Energy common stock for election of directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares owned by the acquiring person, its affiliates or any officer or director of UniSource Energy).

     Financing Agreement. The status of voting rights of "excess" shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.

     Redemption by UniSource Energy. If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the UniSource Energy shareholders have voted not to accord voting rights to an acquiring person's "excess" shares referred to above, then UniSource Energy may call for the redemption of such "excess" shares at the fair market value of those shares at the time the call for redemption is given.

ANTITAKEOVER EFFECT

     The Rights or the provisions of Arizona Law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of UniSource Energy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

                              PLAN OF DISTRIBUTION

     We may sell Shares in one or more of the following ways from time to time:
(1) directly to institutional purchasers, (2) through agents, (3) through underwriters and/or (4) through dealers.

     The prospectus supplement will set forth the terms of each offering of Shares, including:

     o    the names of any underwriters or agents,

     o the purchase price of the Shares and the proceeds to UniSource Energy, from the sale,

     o any underwriting discounts or agency fees and other items constituting underwriters'; or agents' compensation,

     o any discounts or concessions allowed or reallowed or paid to dealers and

     o    any securities exchange on which the common stock may be listed.

     If we use underwriters to sell Shares, the underwriters will acquire such Shares for their own account and resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities if any of such securities are purchased, except that, in certain cases involving a default by one or more underwriters; less than all of such securities may be purchased. The initial public offering prices and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If we use one or more agents to sell securities, the agents will be named, and any, commissions payable by UniSource Energy to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

     New Shares sold through agents or underwriter may be sold by means of (1) ordinary brokers' transactions, (2) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange, the Pacific Exchange and other exchanges on which the common stock is admitted to trading privileges, including transactions in which any agent may sell Shares as agents but may also position and resell all or a portion of the blocks as principals, (3) offerings off the floors of the exchanges or (4) a combination of any such methods. Sales may be made at prevailing market prices (which could be subject to change). Any such offering would be described in a supplement to this prospectus setting forth the terms of the offering and the number of Shares offered.

     Any agents, underwriters or dealers participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the Securities Act). Agents and underwriters may be entitled under agreements entered into with UniSource Energy to indemnification by UniSource Energy, against certain liabilities, including liabilities under the Securities Act and other securities laws, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof.

     The outstanding shares of UniSource Energy common stock are listed on the New York Stock Exchange and the Pacific Exchange. Any new shares of common stock will also be listed on those Exchanges, subject to official notice of issuance.

     Any agents, underwriters or dealers or agents participating in the distribution of the securities, and/or affiliates thereof, may engage in transactions with and perform services for UniSource Energy and its affiliates in the ordinary course of business.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy is including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or for UniSource Energy in this prospectus. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical facts. Forward-looking statements may be identified by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. All such forward-looking statements, whether written or oral, and whether made by or on behalf of UniSource Energy, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, UniSource Energy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

     Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management's expectations, beliefs or projections will be achieved or accomplished. We have identified the following important factors that could cause actual results to differ materially from those discussed in our forward-looking statements. These may be in addition to other factors and matters discussed in other parts of this prospectus:

     1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

     2.   Effects of competition in retail and wholesale energy markets.

     3. Changes in economic conditions, demographic patterns and weather conditions in TEP's retail service area.

     4. Supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental restrictions and cost of compliance, and FERC regulation of wholesale energy markets.

     5. The creditworthiness of the entities with whom UniSource Energy, TEP, Millennium and their affiliates transact business.

     6. Changes affecting TEP's cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation.

     7. Changes in governmental policies and regulatory actions with respect to financing and rate structures.

     8. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

     9. Changes in accounting principles or the application of such principles to UniSource Energy or TEP.

     10. Market conditions and technological changes affecting UniSource Energy's unregulated businesses.

     11. Regulatory conditions to the approval of the acquisition of Citizens' Arizona electric utility and gas utility assets.

     12. The level of rate relief granted with respect to Citizens' Arizona electric utility and gas utility assets.

     13. Unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of its retirement plan assets and health care costs.

     14.  The outcome of any ongoing litigation.

     15. Ability to obtain financing through debt and/or equity issuance, which can be affected by various factors, including interest rate fluctuations and capital market conditions.

     16. Whether the proposed Springerville Generating Station expansion proceeds; the role of Tri-State, SRP, and other third parties in such expansion; and the terms of the ownership, operating and power purchase arrangements ultimately utilized.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ACCOUNTANTS

     With respect to the unaudited consolidated financial information of UniSource Energy Corporation for the three-month periods ended March 31, 2002 and 2001, the three-month and six-month periods ended June 30, 2002 and 2001 and the three-month and nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 3, 2002, August 2, 2002 and November 1, 2002, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                  LEGAL MATTERS

     The validity of the shares and certain other matters will be passed upon for UniSource Energy by Thelen Reid & Priest LLP, our special counsel, and Vincent Nitido, Jr., Esq., our Vice President and General Counsel, and for any agents, underwriters or dealers by counsel to be identified in the applicable prospectus supplement. In giving their opinions, Thelen Reid & Priest LLP and counsel for any agents, underwriters or dealers may rely, as to matters of Arizona law, upon the opinion of Mr. Nitido.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     S.E.C. Filing Fee..........................................  $  6,054
     Printing Expenses*.........................................    50,000
     Accounting Fees and Expenses*..............................     7,000
     Legal Fees and Expenses*...................................   150,000
     Miscellaneous*.............................................    30,946
          Total*................................................  $244,000
     ______________
     * Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article SIXTH of the Restated Articles of Incorporation of UniSource Energy, as amended provides in pertinent part as follows:

     SIXTH:

     (B) No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

     (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereafter defined) because such individual is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

     As used in this paragraph (C) of Article SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding, (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred, and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Corporation and including, further, any appeal in connection with any such action, suit or proceeding.

          (2) The Corporation shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Corporation in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

          (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Corporation (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

          (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

          (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, "insurance" includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such individual.

          (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

          (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

ITEM 16.  EXHIBITS

     Reference is made to the Exhibit Index on page II-6 hereof.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     EACH DIRECTOR AND/OR OFFICER OF REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS KEVIN P. LARSON, VINCENT NITIDO, JR., ESQ. AND KAREN G. KISSINGER, AND EACH OF THEM SEVERALLY, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH THE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND BEHALF.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, and the State of Arizona, on February 21, 2003.

                                         UNISOURCE ENERGY CORPORATION


                                         By: /s/ KEVIN P. LARSON
                                             ----------------------------
                                             KEVIN P. LARSON
                                             Vice President and Principal
                                             Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  February 21, 2003                 /s/ James S. Pignatelli
                                         ---------------------------------------
                                         James S. Pignatelli
                                         Chairman of the Board, President and
                                         Principal Executive Officer

Date:  February 21, 2003                 /s/ Kevin P. Larson
                                         ---------------------------------------
                                         Kevin P. Larson
                                         Vice President and Principal Financial
                                         Officer

Date:  February 21, 2003                 /s/ Karen G. Kissinger
                                         ---------------------------------------
                                         Karen G. Kissinger
                                         Vice President and Principal Accounting
                                         Officer

Date:  February 21, 2003                 /s/ Lawrence J. Aldrich
                                         ---------------------------------------
                                         Lawrence J. Aldrich
                                         Director

Date:  February 21, 2003                 /s/ Larry W. Bickle
                                         ---------------------------------------
                                         Larry W. Bickle
                                         Director

Date:  February 21, 2003                 /s/ Elizabeth T. Bilby
                                         ---------------------------------------
                                         Elizabeth T. Bilby
                                         Director

Date:  February 21, 2003                 /s/ Harold W. Burlingame
                                         ---------------------------------------
                                         Harold W. Burlingame
                                         Director

Date:  February 21, 2003                 /s/ John L. Carter
                                         ---------------------------------------
                                         John L. Carter
                                         Director

Date:  February 21, 2003                 /s/ Daniel W.L. Fessler
                                         ---------------------------------------
                                         Daniel W.L. Fessler
                                         Director

Date:  February 21, 2003                 /s/ Kenneth Handy
                                         ---------------------------------------
                                         Kenneth Handy
                                         Director

Date:  February 21, 2003                 /s/ Warren Y. Jobe
                                         ---------------------------------------
                                         Warren Y. Jobe
                                         Director

Date:  February 21, 2003                 /s/ H. Wilson Sundt
                                         ---------------------------------------
                                         H. Wilson Sundt
                                         Director

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                 Description of Exhibit

   1       --  Form of Underwriting Agreement with respect to Common Stock (A form will be filed as an exhibit to a report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K under the Securities Act, or by amendment.)

*  4(a)    --  Amended and Restated Articles of Incorporation (filed with the
               Commission on January 30, 1998, as Exhibit 2(a) to Registrant's
               Amendment No. 1 to Form 8-A and incorporated herein by reference thereto).

*  4(b)    --  Bylaws (filed with the Commission on December 23, 1997 as Exhibit
               2(b) to Registrant's Form 8-A and incorporated herein by reference thereto).

*  4(c)    --  Rights Agreement, dated as of March 5, 1999, between UniSource
               Energy Corporation and The Bank of New York, as Rights Agent
               (filed with the Commission on March 5, 1999, as Exhibit 4 to
               Registrant's Form 8-K dated March 5, 1999, and incorporated herein by reference thereto).

   5(a)    --  Opinion of Vincent Nitido, Jr., Esq.

   5(b)    --  Opinion of Thelen Reid & Priest LLP.

   15      --  Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information.

   23(a)   --  The Consents of Vincent Nitido, Jr., Esq. and Thelen Reid &
               Priest LLP are contained in their opinions as Exhibits 5(a) and 5(b), respectively.

   23(b)   --  Consent of Independent Accountants

   24      --  Power of Attorney is contained herein at page II-4.

_______________________
* Previously filed.